Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation, by reference in the Registration Statement on Form S-8 pertaining to the 2007 Equity Incentive Plan of Digital River, Inc., of our report dated February 29, 2008, with respect to the consolidated financial statement and schedule of Digital River, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of Digital River, Inc., filed with the Securities and Exchange Commission.
Ernst & Young LLP
Minneapolis, Minnesota
April 25, 2008